Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-212284 and Forms S-4 No. 333-44576 and No. 333-36053) of ERP Operating Limited Partnership and in the related Prospectuses of our reports dated February 22, 2018 with respect to the consolidated financial statements and schedule of ERP Operating Limited Partnership and the effectiveness of internal control over financial reporting of ERP Operating Limited Partnership, included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

Chicago, Illinois
February 22, 2018